Annual and Special Meeting of Shareholders

June 2, 2004

REPORT OF VOTING RESULTS
National Instrument 51-102 — Continuous Disclosure Obligations
Section 11.3

Matters Voted Upon

Votes by Ballot
Annual Meeting Matters		Outcome of Vote	Votes For	Votes Withheld

1.	The election of the director nominees set forth in the Information Circular as directors of Paramount Resources Ltd. to hold office until the close of the next annual meeting or until their successors are elected or appointed.	Passed	—	—

2.	The appointment of Ernst & Young LLP, Chartered Accountants, as auditors of Paramount Resources Ltd. to hold office until the close of the next annual meeting.	Passed	—	—

			Votes by Ballot
			Votes For (# of	Votes Against (# of
Special Meeting Matters		Outcome of Vote	Common Shares)	Common Shares)

1.	The approval of an amendment to Paramount Resources Ltd.’s stock option plan to permit the granting of stock options to non-management directors and approval of the 270,000 stock options granted to non-management directors as set forth in the Information Circular.*	Passed (86% of the Common Shares Voted)	33,235,469	5,313,601

	* 3,153,422 Common Shares were restricted from voting on this matter.